W. T. UNIACK & CO. CPA’S, P.C.
CERTIFIED PUBLIC ACCOUNTANTS
Licensed in Georgia and Ohio

1003 Weatherstone Pkwy., Ste. 320	12600 Deerfield Pkwy., Ste 100
Woodstock, GA 30188	Alpharetta, GA 30004
Phone: 770-592-3233	Phone: 678-773-0251

October 14, 2011

U.S. Securities and Exchange Commission
100 F Street NE
Washington D.C. 20549

Re:	Grace 2, Inc.
Commission File No. 000-52062

Dear Sir/Madam:

We have read the statements set forth by Grace 2, Inc. (the “Company”) in Item 4.01(a) regarding the dismissal of W.T. Uniack & Co. CPA’s P.C., on October 13, 2011, as the Company’s independent registered public accounting firm. These statements are being filed with the U.S. Securities and Exchange Commission in the Company’s current report on Form 8-K, and we are in agreement with the statements contained therein.

Very truly yours,

/s/ W.T. Uniack & Co. CPA’s P.C.
WOODSTOCK, GEORGIA
October 14, 2011